Immediate Release
Contact: Mary Brevard
312/322-8683


               BORGWARNER NAMES TIMOTHY M. MANGANELLO
                    CHIEF EXECUTIVE OFFICER


Chicago, Illinois, February 5, 2003   The Board of Directors of BorgWarner Inc.
(NYSE: BWA) has elected Timothy M. Manganello, 52, to the position of chief executive officer, effective immediately. Manganello succeeds John F. Fiedler, 64, who will remain the company's chairman until his planned retirement later this year. Manganello continues to serve as president and is a member of the company's board of directors.

     "The election of Tim Manganello to the position of CEO reflects the effectiveness of BorgWarner's succession-planning process, and ensures a smooth transition to new leadership as we continue to build on the success we've achieved for our customers and shareholders," said John Fiedler. "On behalf of BorgWarner's Board of Directors, I congratulate Tim on his new position. Tim helped create our growth plan. We look forward to continued achievements under his leadership and an ever-stronger position as the world's leading powertrain supplier."

     Manganello has been with BorgWarner for 14 years. He was named president and chief operating officer of the company in February 2002. Prior to that appointment, he was president and general manager of BorgWarner TorqTransfer Systems and an executive vice president of BorgWarner. He also served as vice president of operations for the Muncie, Indiana facility, and as vice president of business development for BorgWarner TorqTransfer Systems. He joined BorgWarner in 1989 as vice president of marketing and sales for BorgWarner Morse TEC.

     Manganello holds bachelor's and master's degrees in mechanical engineering from the University of Michigan. He also completed the Advanced Management Program at Harvard Business School and is a graduate of the Chrysler Institute Program.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 50 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, PSA and VW. The
Internet address for BorgWarner is: http://www.bwauto.com.   For further
information contact BorgWarner Corporate Communications at 312-322-8500.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2001.